Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synovus Financial Corp.:
We consent to the incorporation by reference in the registration statements (No. 2-93472, No. 2-94639, No. 33-90630, No. 33-60473, No. 33-60475, No. 333-30937, No. 333-88087, No. 333-38232, No. 333-40368, No. 333-55748, No. 333-74816, No. 333-89278, No. 333-97477, No. 333-103628, No. 333-103613, No. 333-112454, No. 333-116259, No. 333-132739, No. 333-132973, and No. 333-143035) on Form S-8 and (No. 333-37403 and No. 333-104625) on Form S-3 of Synovus Financial Corp. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K/A of Synovus Financial Corp.
Our report dated February 29, 2008 on the consolidated financial statements referred to above refers to the adoption of the provisions of Financial Accounting Standards Board interpretation (FIN) No. 48, Accounting for Income Taxes —an interpretation of FASB Statement 109 as of January 1, 2007, the adoption of the fair value method of accounting for share-based compensation as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment as of January 1 2006, the recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans in December 2006, and the application of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in 2006.

Atlanta, Georgia
April 25, 2008